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                                   EXHIBIT 21

                  SUBSIDIARIES OF CODORUS VALLEY BANCORP, INC.

1.    PeoplesBank, A Codorus Valley Company - 100% owned
      (chartered in Pennsylvania)
      1 Manchester Street, P.O. Box 67
      Glen Rock, Pennsylvania  17327

2.    SYC Realty Company, Inc. - 100% owned
      (incorporated in Pennsylvania)
      1 Manchester Street, P.O. Box 67
      Glen Rock, Pennsylvania 17327

3.    CVB Statutory Trust I - 100% owned
      (de novo formation, Delaware)
       Trustee:
       Wilmington Trust Company
       Rodney Square North
       1100 North Market Street
       Wilmington, Delaware 19890
       attn: Corporate Trust Administration

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